Exhibit 99

News Release

Arch Chemicals, Inc.

501 Merritt 7

P.O. Box 5204

Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS ANNOUNCES FINAL ANTIDUMPING DUTY RATE

NORWALK, CT, December 19, 2007 — Arch Chemicals, Inc. (NYSE: ARJ) announced that the U.S. Department of Commerce (DOC) has made its final determination that reduces the antidumping duty rate from 76 percent to 18 percent. This ruling relates to chlorinated isocyanurates (isos) that the Company imported from a major Chinese supplier for the period from December 16, 2004 through May 31, 2006. This final determination supercedes the DOC’s preliminary ruling published in July of this year which estimated the final rate to be 6.75 percent for the period under review.

Arch estimates that the net impact of this final duty will result in a pre-tax benefit of approximately $13 million, compared to the Company’s previous estimated pre-tax benefit of approximately $15 million. The Company will recognize this benefit in the fourth quarter of 2007. The net cash proceeds related to this ruling of approximately $7 million are expected to be received in the first half of 2008. In addition, the Company will begin paying cash deposits for future imports of isos at this reduced rate of 18 percent. Based upon the expected level of purchases of isos from China, the Company estimates an annual ongoing pre-tax benefit of approximately $4 to $7 million, beginning in 2008.

“We are very pleased with the DOC’s ruling which significantly reduced the antidumping duty rate on our imported isos,” said Arch Chemicals’ Executive Vice President and COO Louis S. Massimo. “Our HTH Water Products business remains on track to deliver substantially improved operating margin of 13 to 14 percent in 2007 and is well positioned to achieve our longer term target of 15 to 17 percent return on sales.”

Furthermore, at the request of the Company’s supplier, the DOC has initiated an administrative review to determine the final rate for the period of June 1, 2006 through May 31, 2007 during which time the 76 percent rate also applied. Arch expects the DOC to issue its final determination for this review period in the fourth quarter of 2008. Assuming an 18 percent rate, the Company would expect to recognize a net pre-tax benefit of approximately $8 million in the fourth quarter of 2008.

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care, pressure-treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

Except for historical information contained herein, the information set forth contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; a change in or appeal of the anti-dumping duties ruling on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; changes in the Company’s stock price; and gains or losses on derivative instruments.